Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2022 Third Quarter

•	Third quarter revenue increases 49% as reported; 9% constant currency organic
•	As reported EPS of $1.42; adjusted EPS of $2.12
•	Outlook for FY22 raised

DUBLIN, IRELAND - (February 8, 2022) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2022 third quarter ended December 31, 2021. Revenue as reported for the quarter increased 49% to $1.2 billion compared with $808.9 million in the third quarter of fiscal 2021. Constant currency organic revenue (see Non-GAAP Financial Measures) increased 9% for the third quarter of fiscal 2022 as compared to the third quarter of fiscal 2021.

“We are pleased with our performance in the third quarter, as our balanced revenue stream continues to deliver solid growth in the current environment,” said Dan Carestio, President and Chief Executive Officer of STERIS. “While supply chain and inflation continue to be a challenge, our teams have worked to manage through with minimal impact on our ability to serve our Customers. We continue to anticipate another record year for STERIS and are updating our outlook for the full fiscal year 2022 based on better than anticipated performance.”

As reported, net income for the third quarter was $143.6 million or $1.42 per diluted share, compared with net income of $114.5 million or $1.33 per diluted share in the third quarter of fiscal 2021. Fiscal 2022 third quarter was negatively impacted by amortization of acquired intangibles and inventory and property “step up” and one-time expenses associated with acquisitions totaling approximately $86.6 million. Adjusted net income (see Non-GAAP Financial Measures) for the third quarter of fiscal 2022 was $213.3 million or $2.12 per diluted share, compared with the previous year’s third quarter of $149.2 million or $1.73 per diluted share.

Third Quarter Segment Results
Healthcare revenue as reported grew 46% in the quarter to $759.7 million compared with $521.7 million in the third quarter of fiscal 2021, with $210.3 million added from acquisitions during the quarter. This performance reflected an 84% increase in consumable revenue, a 47% improvement in capital equipment revenue and a 19% increase in service revenue. Constant currency organic revenue increased 5% for the quarter. Healthcare operating income was $169.3 million compared with $115.4 million in last year’s third quarter. The increase in profitability was primarily due to the benefit of acquired businesses and the increase in organic volume.

Fiscal 2022 third quarter revenue for Applied Sterilization Technologies (AST) increased 23% as reported to $216.3 million compared with $176.5 million in the same period last year. Constant currency organic revenue increased 18%, driven primarily by increased demand from medical device and biopharma Customers in the quarter. Segment operating income was $101.3 million in the third quarter of fiscal 2022 compared with operating income of $81.6 million in the same period last year primarily due to increased volume.

Life Sciences third quarter revenue as reported grew 15% to $127.9 million compared with $110.8 million in the third quarter of fiscal 2021. Growth was driven by a 23% increase in consumable revenue, a 13% improvement in service revenue and a 5% increase in capital equipment revenue. Constant currency organic revenue increased 9% in the quarter. Operating income was $52.0 million in the third quarter of fiscal 2022 compared with $41.5 million in the prior year’s third quarter. The increase in profitability was primarily due to the increase in volume and contributions from acquisitions.

Dental third quarter revenue as reported was $105.1 million and operating income was $23.1 million, slightly below the Company’s expectations primarily due to lower patient volumes, supply chain constraints and inflation.

Cash Flow
Net cash provided by operations for the first nine months of fiscal 2022 was $513.1 million, compared with $501.8 million for the same period in fiscal 2021. Free cash flow (see Non-GAAP Financial Measures) for the first nine months of fiscal 2022 was $300.3 million compared with $337.7 million in the prior year period. The decrease in free cash flow is primarily due to anticipated costs associated with the Cantel Medical acquisition and higher capital spending year-over-year.

Outlook
The Company is updating its expectations for fiscal 2022. Constant currency organic revenue growth is now anticipated to be approximately 11%, compared with prior expectations of 10-11%. Adjusted earnings per diluted share are now anticipated to be in the range of $7.85 to $7.95, compared with prior expectations of $7.60 to $7.85. The increased outlook reflects solid growth across the business and higher cost synergies from the Cantel acquisition somewhat offset by continued challenges from supply chain, inflation and earnings dilution from the recent divestiture of the Renal Care business.

Capital expenditures are now anticipated to be approximately $300 million and free cash flow is expected to be approximately $420 million.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, February 9, 2022 at 10:00 a.m. ET. The conference call can be heard at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. ET on February 9, 2022, either at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 6968500 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS is a leading global provider of products and services that support patient care with an emphasis on infection prevention. WE HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare, life sciences and dental products and services. For more information, visit www.steris.com.

Company Contact:
Julie Winter, Vice President, Investor Relations and Corporate Communications
Julie_Winter@steris.com

Non-GAAP Financial Measures
Adjusted net income, adjusted EBIT, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition related transaction costs, integration costs related to acquisitions, redomiciliation and tax restructuring costs, COVID-19 incremental costs, settlement of I.R.S. adjustments related to prior fiscal years, and certain other unusual or non-recurring items. COVID-19 incremental costs include the additional costs attributable to COVID-19 such as enhanced cleaning protocols, personal protective equipment for our employees, event cancellation fees, and payroll costs associated with our response to COVID-19, net of any government subsidies available. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
The release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s other securities filings, including Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2021 and subsequently filed Quarterly Reports on Form 10-Q. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the impact of the COVID-19 pandemic on STERIS’s operations, supply chain, material and labor costs, performance, results, prospects, or value, (b) STERIS's ability to achieve the expected benefits regarding the accounting and tax treatments of the redomiciliation to Ireland (“Redomiciliation”), (c) operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected following the Redomiciliation, (d) STERIS’s ability to successfully integrate the businesses of Cantel Medical into our existing businesses, including unknown or inestimable liabilities, or increases in expected integration costs or difficulties in connection with the integration of Cantel Medical (e) STERIS’s ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (“TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated, (f) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (g) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (h) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (i) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation any of the same relating to FDA, EPA or other regulatory authorities, government investigations, the outcome of any pending or threatened FDA, EPA or other regulatory warning notices, actions, requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product or service introductions, affect the production, supply and/or marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (j) the potential of international unrest, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (k) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (l) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products or in the provision of services, (m) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in our Annual Report on Form 10-K for the year ended March 31, 2021, and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (n) the impact on STERIS and its operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and the Company’s ability to respond to such impacts, (o) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (p) the possibility that anticipated financial results or benefits of recent acquisitions, including the acquisition of Cantel Medical and Key Surgical, or of STERIS’s restructuring efforts, or of recent divestitures, including anticipated revenue, productivity improvement, cost savings, growth synergies and other anticipated benefits, will not be realized or will be other than anticipated, (q) the increased level of STERIS’s indebtedness incurred in connection with the acquisition of Cantel Medical limiting financial flexibility or increasing future borrowing costs, (r) rating agency actions or other occurrences that could affect STERIS’s existing debt or future ability to borrow funds at rates favorable to STERIS or at all, (s) the potential impact of the acquisition of Cantel Medical on relationships, including with suppliers, Customers, employees and regulators, and (t) the effects of contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

STERIS plc
Consolidated Condensed Statements of Operations
(In thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,

	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
		(Recast)*		(Recast)*
Revenues	$1,208,971	$808,924	$3,374,378	$2,233,988
Cost of revenues	670,857	463,063	1,929,638	1,270,706
Gross profit	538,114	345,861	1,444,740	963,282
Operating expenses:
Selling, general, and administrative	310,564	182,373	1,049,116	510,250
Research and development	24,824	16,438	61,847	48,812
Restructuring expenses	(207)	20	17	110
Total operating expenses	335,181	198,831	1,110,980	559,172

Income from operations	202,933	147,030	333,760	404,110
Non-operating expenses, net	20,524	7,600	90,721	22,280
Income tax expense	39,315	24,842	52,222	71,703
Net income	$143,094	$114,588	$190,817	$310,127
Less: Net income (loss) attributable to noncontrolling interests	(529)	87	(810)	171
Net income attributable to shareholders	$143,623	$114,501	$191,627	$309,956

Earnings per ordinary share (EPS) data:
Basic	$1.44	$1.34	$1.98	$3.64
Diluted	$1.42	$1.33	$1.97	$3.61
Cash dividends declared per share ordinary outstanding	$0.43	$0.40	$1.26	$1.17

Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	100,038	85,330	96,679	85,153
Diluted number of shares outstanding	100,826	86,032	97,502	85,851

STERIS plc
Consolidated Condensed Balance Sheets
(in thousands)
	December 31,	March 31,
	2021	2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$359,089	$220,531
Accounts receivable, net	752,132	609,406
Inventories, net	594,599	315,067
Prepaid expenses and other current assets	221,274	66,750
Total current assets	1,927,094	1,211,754

Property, plant, and equipment, net	1,521,587	1,235,400
Lease right-of-use assets, net	194,026	150,142
Goodwill	5,115,323	3,026,049
Intangibles, net	2,876,041	898,406
Other assets	55,895	52,720
Total assets	$11,689,966	$6,574,471
Liabilities and equity
Current liabilities:
Accounts payable	$207,152	$156,950
Other current liabilities	697,155	420,970
Total current liabilities	904,307	577,920
Long-term indebtedness	3,175,316	1,650,540
Other liabilities	986,674	454,543
Total equity	6,623,669	3,891,468
Total liabilities and equity	$11,689,966	$6,574,471
*Certain amounts have been recast to reflect the change in inventory accounting method, as described in our Annual Report on Form 10-K filed with the SEC on May 28, 2021.

STERIS plc
Segment Data

Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
		(recast)*		(recast)*
Revenues:
Healthcare	$759,675	$521,662	$2,106,626	$1,392,247
Applied Sterilization Technologies	216,298	176,462	630,092	498,371
Life Sciences	127,908	110,800	381,706	343,370
Dental	105,090	—	255,954	—
Total revenues	$1,208,971	$808,924	$3,374,378	$2,233,988
Operating income (loss):
Healthcare	$169,267	$115,412	$465,817	$304,380
Applied Sterilization Technologies	101,343	81,626	303,059	222,416
Life Sciences	52,032	41,541	158,639	136,435
Dental	23,096	—	65,607	—
Corporate	(55,849)	(47,941)	(202,461)	(158,463)
Total operating income before adjustments	$289,889	$190,638	$790,661	$504,768
Less: Adjustments
Amortization of acquired intangible assets	$75,021	$23,194	$191,552	$62,648
Acquisition and integration related charges	9,298	11,563	167,698	13,984
Redomiciliation and tax restructuring costs	118	296	228	850
(Gain) on fair value adjustment of acquisition related contingent consideration	—	(500)	—	(500)
Net loss on divestiture of businesses	489	—	893	5
Amortization of inventory and property "step up" to fair value	2,237	1,784	96,513	3,101
COVID-19 incremental costs	—	7,251	—	20,460
Restructuring (credit) charges	(207)	20	17	110
Total operating income	$202,933	$147,030	$333,760	$404,110

*Certain amounts have been recast to reflect the change in inventory accounting method, as described in our Annual Report on Form 10-K filed with the SEC on May 28, 2021.

STERIS plc
Consolidated Condensed Statements of Cash Flows
(in thousands)
	Nine Months Ended December 31,
	2021	2020
Operating activities:	(Unaudited)	(Unaudited)
		(Recast)*
Net income	$190,817	$310,127
Non-cash items	485,030	184,639
Changes in operating assets and liabilities	(162,767)	7,019
Net cash provided by operating activities	513,080	501,785
Investing activities:
Purchases of property, plant, equipment, and intangibles, net	(214,491)	(164,497)
Proceeds from the sale of property, plant, equipment, and intangibles	1,709	417
Acquisition of businesses, net of cash acquired	(547,353)	(869,431)
Other	—	(2,392)
Net cash used in investing activities	(760,135)	(1,035,903)
Financing activities:
Proceeds from issuance of senior public notes	1,350,000	—
Proceeds from term loans	650,000	550,000
Payments on term loans	(125,000)	—
Payments on long-term obligations	(721,284)	(35,000)
Payments on convertible debt	(371,361)	—
Proceeds (payments) under credit facilities, net	(203,805)	23,782
Deferred financing fees and debt issuance costs	(17,247)	(3,122)
Acquisition related deferred or contingent consideration	(32,583)	(2,968)
Repurchases of ordinary shares	(27,628)	(14,560)
Cash dividends paid to ordinary shareholders	(120,118)	(99,696)
Distributions to noncontrolling interest	(997)	(627)
Contributions from noncontrolling interest	3,672	2,258
Payment for acquisition of subsidiary's interests in noncontrolling interest	—	(3,552)
Stock option and other equity transactions, net	6,789	26,018
Net cash provided by financing activities	390,438	442,533
Effect of exchange rate changes on cash and cash equivalents	(4,825)	24,506
Increase (decrease) in cash and cash equivalents	138,558	(67,079)
Cash and cash equivalents at beginning of period	220,531	319,581
Cash and cash equivalents at end of period	$359,089	$252,502

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Nine Months Ended December 31,
	2021	2020
	(Unaudited)	(Unaudited)
		(Recast)*
Calculation of Free Cash Flow:
Cash flows from operating activities	$513,080	$501,785
Purchases of property, plant, equipment, and intangibles, net	(214,491)	(164,497)
Proceeds from the sale of property, plant, equipment, and intangibles	1,709	417
Free Cash Flow	$300,298	$337,705

*Certain amounts have been recast to reflect the change in inventory accounting method, as described in our Annual Report on Form 10-K filed with the SEC on May 28, 2021.

STERIS plc
Consolidated Condensed Statements of Cash Flows (Continued)
(in thousands)
Twelve Months Ended
March 31,
Calculation of free cash flow for outlook:	2022
(Outlook)**
Cash flows from operating activities	$720,000
Purchases of property, plant, equipment, and intangibles, net	(300,000)
Free Cash Flow	$420,000
** All amounts are estimates.
*Certain amounts have been recast to reflect the change in inventory accounting method, as described in our Annual Report on Form 10-K filed with the SEC on May 28, 2021.

STERIS plc
Non-GAAP Financial Measures
(in thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended December 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2021	2020	2021	2020	2021	2021	2021	2021
Segment revenues:
Healthcare	$759,675	$521,662	$210,296	$—	$47	45.6%	5.3%	5.3%
Applied Sterilization Technologies	216,298	176,462	10,236	—	(2,034)	22.6%	16.8%	17.9%
Life Sciences	127,908	110,800	7,124	—	(440)	15.4%	9.0%	9.4%
Dental	105,090	—	105,090	—	—	—%	—%	—%
Total	$1,208,971	$808,924	$332,746	$—	$(2,427)	49.5%	8.3%	8.6%

	Nine months ended December 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2021	2020	2021	2020	2021	2021	2021	2021
Segment revenues:
Healthcare	$2,106,626	$1,392,247	$526,894	$—	$11,508	51.3%	13.5%	12.6%
Applied Sterilization Technologies	630,092	498,371	19,938	—	6,954	26.4%	22.4%	21.0%
Life Sciences	381,706	343,370	17,374	—	3,598	11.2%	6.1%	5.1%
Dental	255,954	—	255,954	—	—	—%	—%	—%
Total	$3,374,378	$2,233,988	$820,160	$—	$22,060	51.0%	14.3%	13.3%

*Certain amounts have been recast to reflect the change in inventory accounting method, as described in our Annual Report on Form 10-K filed with the SEC on May 28, 2021.

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

	Three months ended December 31, (unaudited) (recast)*
	Gross Profit		Income from Operations		Net Income attributable to shareholders		Diluted EPS
	2021	2020	2021	2020	2021	2020	2021	2020
GAAP	$538,114	$345,861	$202,933	$147,030	$143,623	$114,501	$1.42	$1.33
Adjustments:
Amortization of acquired intangible assets	2,871	5,709	75,021	23,194
Acquisition and integration related charges	1,611	120	9,298	11,563
Redomiciliation and tax restructuring costs	—	—	118	296
(Gain) on fair value adjustment of acquisition related contingent consideration	—	—	—	(500)
Net loss on divestiture of businesses	—	—	489	—
Amortization of inventory and property "step up" to fair value	2,184	1,786	2,237	1,784
COVID-19 incremental costs	—	3,867	—	7,251
Restructuring (credit) charges	—	—	(207)	20
Consideration received for pre-acquisitition arrangement					—	(7)
Net impact of adjustments after tax*					69,695	34,738
Net EPS impact							0.70	0.40
Adjusted	$544,780	$357,343	$289,889	$190,638	$213,318	$149,232	$2.12	$1.73
* The tax expense includes both the current and deferred income tax impact of the adjustments.

	Nine months ended December 31, (unaudited) (recast)*
	Gross Profit		Income from Operations		Net Income attributable to shareholders		Diluted EPS
	2021	2020	2021	2020	2021	2020	2021	2020
GAAP	$1,444,740	$963,282	$333,760	$404,110	$191,627	$309,956	$1.97	$3.61
Adjustments:
Amortization of acquired intangible assets	8,347	11,059	191,552	62,648
Acquisition and integration related charges	7,030	313	167,698	13,984
Redomiciliation and tax restructuring costs	—	—	228	850
(Gain) on fair value adjustment of acquisition related contingent consideration	—	—	—	(500)
Net loss on divestiture of businesses	—	—	893	5
Amortization of inventory and property "step up" to fair value	88,592	3,096	96,513	3,101
COVID-19 incremental costs	—	16,335	—	20,460
Restructuring charges	—	—	17	110
Consideration received for pre-acquisitition arrangement					—	(826)
Fair value adjustment related to convertible debt, premium liability					27,806	—
Net impact of adjustments after tax*					354,120	80,697
Net EPS impact							3.91	0.93
Adjusted	$1,548,709	$994,085	$790,661	$504,768	$573,553	$389,827	$5.88	$4.54
* The tax expense includes both the current and deferred income tax impact of the adjustments.

*Certain amounts have been recast to reflect the change in inventory accounting method, as described in our Annual Report on Form 10-K filed with the SEC on May 28, 2021.

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

FY 2022 Outlook	Twelve Months
Ended March 31, 2022
(Outlook)***
Net income per diluted share	$3.12 - $3.22
Amortization of acquired intangible assets	2.10
Acquisition and integration related charges	1.63
Amortization of inventory and property "step up" to fair value	0.78
Fair value adjustment related to convertible debt, premium liability	0.22
Adjusted net income per diluted share	$7.85 - $7.95

*** All amounts are estimates.

*Certain amounts have been recast to reflect the change in inventory accounting method, as described in our Annual Report on Form 10-K filed with the SEC on May 28, 2021.

STERIS plc
Unaudited Supplemental Financial Data
Third Quarter Fiscal 2022
For the Periods Ending December 31, 2021 and 2020
	FY 2022	FY 2021	FY 2022	FY 2021
Total Company Revenues	Q3	Q3	YTD	YTD
		(recast)*		(recast)*
Consumables	$440,328	$198,466	$1,187,014	$519,652
Service	511,715	433,610	1,502,605	1,218,062
Total Recurring	$952,043	$632,076	$2,689,619	$1,737,714
Capital Equipment	$256,928	$176,848	$684,759	$496,274
Total Revenues	$1,208,971	$808,924	$3,374,378	$2,233,988
Ireland Revenues	$20,086	$20,316	$62,077	$51,779
Ireland Revenues as a % of Total	2%	3%	2%	2%
United States Revenues	$851,292	$572,397	$2,383,039	$1,613,554
United States Revenues as a % of Total	70%	71%	71%	72%
International Revenues	$337,593	$216,211	$929,262	$568,655
International Revenues as a % of Total	28%	27%	28%	25%

Segment Data	FY 2022	FY 2021	FY 2022	FY 2021
	Q3	Q3	YTD	YTD
Healthcare		(recast)*		(recast)*
Revenues
Consumables	$273,750	$148,839	$750,531	$355,390
Service	268,711	224,968	785,586	629,247
Total Recurring	$542,461	$373,807	$1,536,117	$984,637
Capital Equipment	217,214	147,855	570,509	407,610
Total Healthcare Revenues	$759,675	$521,662	$2,106,626	$1,392,247
Segment Operating Income	$169,267	$115,412	$465,817	$304,380

Applied Sterilization Technologies
Applied Sterilization Technologies Revenues	$216,298	$176,462	$630,092	$498,371
Segment Operating Income	$101,343	$81,626	$303,059	$222,416
	0
Life Sciences
Revenues
Consumables	$61,096	$49,627	$179,380	$164,262
Service	36,400	32,180	104,983	90,444
Total Recurring	$97,496	$81,807	$284,363	$254,706
Capital Equipment	30,412	28,993	97,343	88,664
Total Life Sciences Revenues	$127,908	$110,800	$381,706	$343,370
Segment Operating Income	$52,032	$41,541	$158,639	$136,435

Total Dental Revenues	$105,090	$—	$255,954	$—
Segment Operating Income	$23,096	$—	$65,607	$—

Corporate
Operating loss	$(55,849)	$(47,941)	$(202,461)	$(158,463)

Other Data	FY 2022	FY 2021	FY 2022	FY 2021
	Q3	Q3	YTD	YTD
		(recast)*		(recast)*
Healthcare Backlog **	$381,601	$215,543
Life Sciences Backlog **	117,235	81,981
Total Backlog **	$498,836	$297,524

GAAP Income Tax Rate	21.6%	17.8%	21.5%	18.8%
Adjusted Income Tax Rate	21.0%	18.4%	21.3%	19.0%
** Backlog totals exclude Cantel Medical.

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.
*Certain amounts have been recast to reflect the change in inventory accounting method, as described in our Annual Report on Form 10-K filed with the SEC on May 28, 2021.